Exhibit 10.1

INDEPENDENT CONTRACTOR AGREEMENT

This INDEPENDENT CONTRACTOR AGREEMENT ("Agreement"), effective as of May 1, 2015 ("Effective Date"), by and between BIO-EN HOLDINGS CORP., a Delaware corporation, with an office at 56 Main Street, Monsey, New York 10952 ("Company"), and OSSIE WEITZMAN, with an address at 1a Rehov Shikun Asher Raanana 43552 Israel ("Executive").

WHEREAS, Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement in order to induce Executive to serve as the Chief Financial Officer of Company; and

WHEREAS, Executive is willing to accept such retention and perform services for Company, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, that in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the parties agree as follows:

1. Duties and Scope of Services. (a) Company shall be retain Executive in the position of Chief Financial Officer, with such duties and responsibilities as in effect as of the Effective Date; provided, however, that the Board of Directors of Company ("Board") shall have the right to revise such responsibilities from time to time as the Board may deem necessary or appropriate. Such duties and responsibilities shall be commensurate with Executive's past practices and consistent with his/her positions in the capacities set forth above, and may include (i) responsibility for the financial and fiscal management aspects of Company operations and perform all other tasks normally associated with the role of Chief Financial Officer; (ii) providing leadership and coordination in the administrative, business planning, accounting and budgeting efforts of the Company; (iii) assisting in the development of the business of the Company and its group; (iv) assisting the management of any processes surrounding the business of the Company and its group; (v) when requested, attending meetings of the Board and any Board committees of which you may from time to time be a member and shareholders’ meetings; and (vi) being available for consultation on the affairs of the Company and provide such other advice and assistance as the Board may request from time to time; and

(b) It is expressly understood and agreed that this Agreement does not create any employment relationship as between Executive and Company. As such, Consultant shall be deemed an independent contractor, and, except as provided herein, shall have no authority to act on behalf of Company unless authorized.

2. Restriction on Outside Business Activities. Executive shall devote sufficient working time and efforts to the business and affairs of the Company, the time/efforts based on a working average of one day per week for the Board. Executive shall use his/her best efforts to advance the best interests of the Company, and shall not, without the Board’s prior written consent:

(i) render to others services of any kind, or engage in any other business activity that would materially interfere with the performance of his/hers duties under this Agreement;

(ii) perform any services, directly or indirectly, whether as an employee, consultant, independent contractor, for any person or entity competing, directly or indirectly with Company;

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(iii) own, directly or indirectly, whether as partner, creditor, shareholder, or otherwise, any interest in any entity competing, directly or indirectly, with the Company;

(iv) promote, participate, or engage in any activity or other business competitive with the Company; compete, directly or indirectly, with any products or services marketed or offered by the Company; or

(v) engage in any activity which could be deemed to be a conflict of interest.

3. Term. This Agreement shall commence on the Effective Date and shall continue until such times as notice of termination of this Agreement is given in writing by either Company or Executive to the other as in accordance with paragraph/Section 5, or upon with three (3) months’ notice by either party. Renewal of this Agreement may be made on such terms as the parties may agree.

4. Executive's Compensation and Benefits.

(a) Compensation. Company shall pay Compensation to Executive as follows: (i) $24,000.00 per year. The base salary shall be payable at such other intervals as other employees are paid by Company. Such salaries may be further increased from to time, in the sole discretion of the Board. If Executive time/efforts encompass more than the average of one day per week, then Company and Executive shall in good faith negotiate additional Compensation to Executive.

(b) Expenses. Company shall reimburse Executive for all reasonable business and travel expenses actually incurred by or paid by Executive in the performance of services on behalf of Company, in accordance with Company's expense reimbursement policy as in effect from time to time. For all such expenses Executive shall furnish to Company originals of all invoices or statements in respect of which Executive seeks reimbursement.

(c) Bonus. During the term of this Agreement, Executive may be entitled to receive a bonus ("Performance Bonus") to be determined prior to each annual anniversary period by the Board, or its Compensation Committee, the Performance Bonus being subject to the achievement of performance criterias as set forth by the Board. The performance criterias are to be established prior to each performance period. Additionally, Company agrees that within four months from the Effective Date Executive shall be granted options, as agreed between Company and Executive, to acquire shares in the Company, subject always to Company’s Articles of Incorporation, By-Laws and any related legislations/regulations. Company confirms that the number of options that will be granted to you will be fully commensurate both with the services that you provide to the Company as set out in this Agreement, and with your level of contribution and responsibility to the Company. Additionally, Company also confirms that for partial compensation for services to be performed by Executive hereunder, Company will issue to Executive, you within four months of the Effective Date, restricted shares of common stock of the Company, amount of such restricted shares as agreed to between Company and Executive in good faith.

5. Termination of Service. Company may terminate Executive's services hereunder at any time with or without cause

(a) By Death or Disability. (i) Executive's retention shall terminate automatically upon his/her death. Thereafter, Company's obligations shall terminate except as noted below.

(ii) If, in the sole opinion of Company, Executive shall be prevented from properly performing his/her duties by reason of any physical or mental incapacity, or if Executive is deemed disabled then, to the extent permitted by law, Executive's retention shall terminate. Thereafter, Company's obligations shall terminate except as noted below.

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(b) By Company for Cause; Voluntary Resignation.

(i) Company may terminate, without liability, Executive's retention for Cause, as that term is hereinafter defined at any time and without notice. For purposes of this Agreement, “Cause” shall mean the following: (A) if there is a repeated and demonstrated failure on the part of Executive to perform the material duties of Executive's position in a competent manner and where Executive fails to substantially remedy the failure within a reasonable period of time after receiving written notice of such failure from Company; (B) if Executive is convicted of or pleads guilty or nolo contendere to a criminal offense, law or regulation that involves fraud, dishonesty or misconduct, or which has or may have a material adverse affect on Executive’s ability to carry out his/her duties under this Agreement or upon the reputation of Company; (C) if Executive or any member of his/her family makes any personal profit arising out of or in connection with a transaction to which Company is a party or with which it is associated without making disclosure to and obtaining the prior written consent of the Company; (D) if Executive breaches his/her fiduciary duties to the Company, including the duty to act in the best interests of the Company; or neglects or intentionally disregards his/her duties under this Agreement or any other material violation by Executive of this Agreement; (E) if Executive disregards reasonable instructions of the Board that are not inconsistent with Executive's position and those duties defined herein, and which refusal is not remedied by Executive within a reasonable period of time after receiving written notice of such disobedience; (F) if Executive engages in embezzlement, theft, larceny, material fraud, or other acts of dishonesty; (G) if Executive engages in conduct involving moral turpitude; and/or, (H) unauthorized disclosure by Executive of the confidences of Company. For each act/omission that shall constitute Cause, the Board shall provides Executive with written notice that clearly describes the particular acts or omissions which the Board reasonably believes in good faith constitutes Cause, the notice providing Executive an opportunity, within ten (10) days following his/her receipt of such notice, to meet in person with the Board to explain or defend the alleged acts or omissions relied upon by the Board and, to the extent practicable, as determined by the Board, to cure such acts or omissions.

(iii) If Executive's retention is terminated for Cause, then Company’s sole and exclusive obligation will be to pay Executive his/her compensation earned through the date of termination, and Executive shall not be entitled to any compensation after the date of termination.

(e) Accrued Salary, etc. In the event of termination of Executive's retention for any reason: (i) Company shall pay Executive any unpaid base compensation for periods prior to termination; (ii) if applicable, Company shall pay Executive all of Executive's accrued and unused vacation time through the date of termination; and, (iii) following submission of proper expense reports by Executive, Company shall reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of Company prior to termination. All of the above payments shall be made no later than fifteen days from the date of termination or sooner if mandated by law.

6. Confidentiality and Non-Disclosure: Non-Solicitation. (a) For purposes of this Section, the following definitions shall apply:

(i) “Inventions” shall mean all inventions, processes, methods, formulas, techniques, improvements, modifications and enhancements, whether or not patentable, made by Executive, whether or not during the hours of Executive's retention or with the use of Company's facilities, or any of its subsidiaries or affiliates facilities, materials or personnel, either solely or jointly, during Executive's retention by Company and all inventions, processes, methods, formulas, techniques, improvements, modifications and enhancements made by Executive, during a period of one year after any termination of Executive's retention, which relate directly to the past, present or future business of Company and which are within the scope of Executive's duties during the last 12 months of Executive's retention by the Company.

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(ii) “Work Product” shall mean all documentation, software, creative works, know-how and information created, in whole or in part, by Executive during Executive's retention by the Company, whether or not copyrightable or otherwise protectable, excluding Inventions.

(iii) “Trade Secrets” shall mean compensation data, marketing strategies, new material research, pending projects and proposals, research and development, technological data, all proprietary information, actual and potential, customer lists, vendor lists, pricing and credit techniques, research and development activities, documentation, software, know-how and information relating to the past, present or future business of Company or any of its subsidiaries or affiliates, or any plans relating to the foregoing, or relating to the past, present or future business of a third party that are disclosed to Company, which Company does not disclose to third parties without restrictions on use or further disclosure.

(b) Executive hereby: (i) agrees to promptly disclose to Company all Inventions and keep accurate records relating to the conception and reduction to practice of all Inventions. Such records shall be the sole and exclusive property of Company, and Executive shall surrender possession of the records to Company upon any suspension or termination of Executive's retention with Company.

(ii) assigns to the Company, without additional consideration to Executive, the entire right, title and interest in and to the Inventions and Work Product and in and to all copyrights, patents, trademarks and any and all other proprietary rights therein or based thereon. Executive agrees that the Work Product shall be deemed to be a "work made for hire." Executive shall execute all such assignments, oaths, declarations and other documents as may be prepared by Company to effect the foregoing.

(iii) agrees that the Company, without additional consideration to Executive, shall have the exclusive worldwide and perpetual right to use and to make, use and sell products and/or services derived from any Inventions or Work Product.

(c) Executive shall provide Company with all information, documentation, and assistance that it may request to perfect, enforce or defend the proprietary rights in or based on the Inventions, Work Product or Trade Secrets. Company, in its sole discretion, shall determine the extent of the proprietary rights, if any, to be protected in or based on the Inventions, Work Product, and Trade Secrets. All such information, documentation and assistance shall be provided by Executive at no additional expense to Company, except for out-of-pocket expenses which Executive incurred at Company's request.

(d) During his retention and thereafter, Executive shall treat Inventions, Work Product or Trade Secrets on a confidential basis and not disclose them to others without the prior written consent of Company or use Inventions, Work Product or Trade Secrets for any purpose other than for the performance of services for Company. Executive acknowledges that the Inventions, Work Product or Trade Secrets are the sole and exclusive property of Company. Executive shall surrender possession of all Inventions, Work Product or Trade Secrets to Company upon any suspension or termination of Executive's retention with Company. If, after such time, Executive becomes aware of any Inventions, Work Product or Trade Secrets in Executive's possession, Executive shall immediately surrender those Trade Secrets to Company.

(e) Executive acknowledges that the work force of Company and its subsidiaries constitutes a unique, valuable and special asset of Company. Therefore, Executive agrees that during his/her retention with Company, and for a period of one year following termination of such retention for any reason, Executive shall not, directly or indirectly, recruit or hire or solicit for business any person who, during the 12-month period preceding the date of recruitment or hiring or solicitation, was an executive, customer, or client of the Company or any of its subsidiaries or affiliates.

(f) In the event of a breach or threatened breach by Executive of the provisions of this Section, Company shall be entitled to an injunction restraining Executive from any such breach. Nothing herein contained shall be construed as prohibiting Company from pursuing any other remedies available to Company for such breach or threatened breach, including the recovery of damages from Executive.

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7. Restrictive Covenants. (a) Executive hereby acknowledges and recognizes the highly competitive nature of Company's business and accordingly agrees that he will not from and after the date hereof, until the ‘Designated Date’ (as hereinafter defined) (i) engage, directly or indirectly in any ‘Competitive Activity’ (as hereinafter defined), whether such engagement shall be as an officer, director, employee, consultant, agent, lender, stockholder, or other participant; or (ii) assist, directly or indirectly, others in engaging in any Competitive Activity.

(b) As used herein, the term “Competitive Activity" shall mean and include the development, distribution, sale, marketing and management of products and services offered or planned to be offered by Company during Executive's retention with the Company.

(c) As used herein, "Designated Date" shall mean the following: (i) if Executive voluntarily terminates his relationship with Company in violation of this Agreement, then the ‘Designated Date’ shall be the second (2nd) anniversary of the effective date of such termination; (ii) if Company terminates this Agreement for cause, then the "Designated Date" shall be the second (2nd) anniversary of the effective date of such termination; (iii) if Company offers to renew this Agreement for at least the same period of time as specified herein, and on substantially similar terms, and Executive declines, then the term "Designated Date" shall be the second (2nd) anniversary of the effective date of termination; (iv) if Company fails to offer to renew this Agreement for at least the same period of time as specified herein, and on substantially similar terms, without cause, then the term "Designated Date" shall mean the effective date of termination; or, (v) in the event of an Involuntary Termination, then the term "Designated Date" shall mean the effective date of such termination.

(d) It is the desire and intent of the parties that the provisions of this Section shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction which enforcement is sought. Accordingly, if any particular provision of this Section shall be adjudicated to be invalid or unenforceable, such provision of this Section shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provisions of this Section in the particular jurisdiction in which such adjudication is made. In addition, if the scope of any restriction contained in this Section is too broad to permit enforcement thereof to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that such restriction shall be enforced to the maximum extent permitted by law, and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

(e) If there is a breach or threatened breach by Executive of the provisions of this Section, Company shall be entitled to an injunction restraining Executive from any such breach. Nothing herein contained shall, be construed as prohibiting Company from pursuing any other remedies available for such breach or threatened breach or any other breach of this Agreement.

8. Executive Representations and Warranties. (a) Executive represents and warrants as of the date of his/her initial hiring by Company and as of the Effective Date:

(i) Neither the execution of this Agreement, nor performance of the duties required hereby will violate any obligations of Executive to any former employer or breach any agreement to keep in confidence information acquired by Executive before Executive's retention by the Company; and,

(ii) Executive has not entered into, and will not enter into any agreements, either written or oral, that conflicts with this Agreement.

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(b) Executive understands and agrees that the representations and warranties set forth in this Section are material inducements upon which Company has relied in entering into this Agreement.

9. Survival. Any of the terms and covenants contained in this Agreement which require the performance of either party after the Closing shall survive the Closing.

10. Notices. (a) All notices required or permitted to be given under the provisions of this Agreement shall be in writing and delivered personally, by certified or registered mail, return receipt requested, postage prepaid, or by overnight courier, to the following persons at the following addresses, or to such other persons at such other addresses as any party may request by notice in writing to the other party to this Agreement:

If to Executive:

Ossie Weitzman

1a Rehov Shikun Asher

Raanana 43552

ISRAEL

If to Company:

Bio-En Holdings , Inc.

56 Main Street

Monsey, New York 10952

Attn.: President

11. Successors and Assigns. Any successor of Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as Company would be required to perform such obligations in the absence of such a succession. For all purposes of this Agreement, the term "Company" shall include any successor to Company's business and/or assets which executes and delivers the assumption agreement described above or which becomes bound by the terms of this Agreement by operation of law.

12. Assignment. This Agreement is personal in nature and Executive shall not assign, transfer, or delegate this Agreement or any rights or obligations hereunder.

13. Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then both parties shall be relieved of all obligations arising under such provision, but only to the extent such provision is illegal, unenforceable, or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if such is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives. The foregoing notwithstanding, if the remainder of this Agreement shall not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected shall be enforced to the extent permitted by law.

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14. Entire Agreement; Integration This Agreement, intended by the parties to be the final expression of their Agreement with respect to the retention of Executive by Company and may not be contradicted by evidence of any prior or contemporaneous agreement, constitutes the entire agreement and supersedes all other prior or contemporaneous agreements, employment contracts, and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement.

15. Amendments; Modifications. This Agreement may be amended only by the written agreement of the parties hereto. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16. Choice of Law. The formation, construction, and performance of this Agreement shall be construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

17. Voluntary Execution. Executive acknowledges that he/she has read and understands the Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by Company other than those contained in writing herein. Executive hereby represents and warrants to Company and acknowledges and agrees that he/she has been advised to obtain independent legal counsel regarding this Agreement and that he had the opportunity to seek and was not prevented nor discouraged by Company from seeking independent legal advice prior to the execution and delivery this Agreement and that, in the event that he/she did not avail himself of that opportunity prior to signing this Agreement, he did so knowingly, voluntarily, without any undue pressure and agrees that his/her failure to obtain independent legal advice shall not be used by him as a defense to the enforcement of his/her obligations under this Agreement.

18. Joint Construction. The drafting and negotiation of this Agreement has been participated in by each of the parties hereto, and for all purposes, therefore, this Agreement shall be deemed to have been drafted jointly by each of the parties and any rule of construction concerning ambiguous terms being construed against the drafting party shall not be in effect.

19. No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including without limitation bankruptcy, garnishments, attachment or other creditor's process, and any action in violation of this Section shall be void.

20. Non-Solicitation. Executive hereby agrees that he will not, during the period commencing on the date hereof and ending three (3) years following the expiration of the term of this Agreement, be a party to or abet any solicitation of customers, clients or suppliers of Company or any of its subsidiaries, to transfer business from Company or any of its subsidiaries to any other person, or seek in any way to persuade or entice any employee of Company or any of its subsidiaries to leave that employment or to be a party to or abet any such action. Additionally, Executive will promptly disclose to the Board full information concerning any interest, direct or indirect, of Executive (as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of his/her family in any business is reasonably known to Executive to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to Company or to any of its suppliers or customers.

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21. Return of Materials. All property, including, without limitation, all books, manuals, memorandums; policy statements, correspondence (letters, telegrams, mailgrams), minutes of meetings, agendas, interoffice communications, forecasts, analyses, working papers, charts, expense account reports, ledgers, journals, financial statements, statements of accounts, data compilations, records, reports, notes, memoranda, computer disks, flow charts, computer documents and computer software, data sheets, contracts, lists, and other documents, proprietary information and equipment pertaining to the business of Company or any of its subsidiaries and associates that may come into the possession or control of Executive, or furnished to and/or prepared by Executive, shall at all times remain the property of Company or such subsidiary or associate, as the case may be. On termination of Executive's retention for any reason, Executive agrees to deliver promptly to Company all such property of Company in the possession of Executive or directly or indirectly under the control of Executive. Executive agrees not to make for his/her personal or business use or that of any other party, reproductions or copies of any such property or other properly of Company.

22. Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

23. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

24. D&O Insurance. The Company intends to take out liability insurance to cover directors and other officers of the Company and its subsidiaries. The coverage to be provided will be subject to the usual terms conditions and exclusions contained in the relevant policy.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the day and year first above written.

BIO-EN HOLDINGS CORP.

By:
Name:	Serena Potash
Title:	President

By:	/s/ OSSIE WEITZMAN
OSSIE WEITZMAN, Individually

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